EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

The Sherwin-Williams Company Reports 2013 Third Quarter and First Nine Months Financial Results

•	Consolidated net sales increased 9.4% in the quarter to a record $2.85 billion

•	Net sales from stores open more than twelve calendar months increased 10.9% in the quarter

•	Diluted net income per common share increased 13.8% to a record $2.55 per share in the quarter, including a charge of $.13 per share resulting from government tax assessments related to our Brazilian operations

•	Without Comex, Company anticipates FY13 sales increase of 5.0% to 7.0% and EPS in the range of $7.40 to $7.50 per share, including a charge of $.21 per share resulting from Brazil tax assessments

•	Comex 4Q13 sales impact expected to be $95 million to $105 million and EPS loss in the range of $.20 to $.40 per share

•	Updating FY13 EPS guidance of $7.00 to $7.30 per share vs. $6.02 per share in 2012

CLEVELAND, OHIO, October 25, 2013 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter and nine months ended September 30, 2013. Compared to the same periods in 2012, consolidated net sales increased $244.2 million, or 9.4%, to $2.85 billion in the quarter and increased $415.9 million, or 5.7%, to $7.73 billion in nine months due primarily to higher paint sales volume in our Paint Stores Group. Acquisitions increased consolidated net sales 1.1% in the quarter and increased consolidated net sales 0.9% in nine months. Unfavorable currency translation rate changes decreased consolidated net sales 0.8% in the quarter and decreased consolidated net sales 0.7% in nine months.

Diluted net income per common share in the quarter increased to $2.55 per share from $2.24 per share in 2012, including a 2013 charge of $.13 per share resulting from government tax assessments related to our Brazilian operations. Diluted net income per common share increased in nine months to $6.11 per share from $5.37 per share last year, including 2013 charges of $.21 per share related to the Brazil tax assessments. The increases in third quarter and nine months diluted net income per common share were due primarily to improved operating results of the Paint Stores, Consumer and Global Finishes Groups. Currency translation rate changes increased diluted net income per common share by $.02 per share in the quarter and decreased diluted net income per common share by $.02 per share in nine months. Acquisitions decreased diluted net income per common share by $.02 in the quarter and had no impact on diluted net income per common share in nine months.

Net sales in the Paint Stores Group increased 13.5% to $1.76 billion in the quarter and increased 9.0% to $4.54 billion in nine months due primarily to higher architectural paint sales volume across all end market segments. Net sales from stores open for more than twelve calendar months increased 10.9% in the quarter and increased 7.4% in nine months over last year’s comparable periods. Paint Stores Group segment profit increased $58.8 million to $359.4 million in the quarter from $300.6 million last year and increased $141.8 million to $822.0 million in nine months from $680.3 million last year due primarily to higher paint sales volume partially offset by increases in selling, general and administrative expenses. Segment profit as a percent to net sales increased in the quarter to 20.4% from 19.3% last year and increased in nine months to 18.1% from 16.3% in 2012.

Net sales of the Consumer Group increased 5.4% to $366.8 million in the quarter due primarily to timing of seasonal shipments to some customers. Net sales increased 0.3% to $1.07 billion in nine months due primarily to higher sales in the quarter and acquisitions partially offset by the previously disclosed elimination of a portion of a paint program with a large retail customer. Acquisitions increased net sales 0.2% in the quarter and increased net sales 2.7% in nine months. Segment profit increased to $73.1 million in the quarter from $57.1 million last year and increased to $206.1 million in nine months from $193.1 million last year due primarily to higher volume sales and improved operating efficiencies. Acquisitions had no significant impact on segment profit in the quarter and increased segment profit $1.8 million in nine months. As a percent to net external sales, segment profit increased in the quarter to 19.9% from 16.4% last year and increased in nine months to 19.3% from 18.1% in 2012.

The Global Finishes Group’s net sales stated in U.S. dollars increased 3.2% to $507.3 million in the quarter and increased 2.3% to $1.51 billion in nine months due primarily to selling price increases and acquisitions. Acquisitions increased net sales in U.S. dollars by approximately 1.3% in the quarter and nine months. Currency translation rate changes decreased net sales by 0.4% in the quarter and nine months. Stated in U.S. dollars, segment profit increased in the quarter to $44.5 million from $36.4 million last year and increased in nine months to $132.9 million from $113.1 million last year due primarily to improved operating efficiencies and selling price increases. Currency translation rate changes increased segment profit $3.4 million in the quarter and had no significant impact in nine months. Acquisitions had no significant impact on segment profit in the quarter or nine months. As a percent to net external sales, segment profit was 8.8% in the quarter versus 7.4% last year and 8.8% in nine months compared to 7.7% in 2012.

The Latin America Coatings Group’s net sales stated in U.S. dollars was flat at $208.6 million in the quarter due primarily to selling price increases and higher paint sales volume offset by unfavorable currency translation rate changes. Nine month net sales stated in U.S. dollars increased 0.9% to $610.3 million due primarily to selling price increases partially offset by unfavorable currency translation rate changes. Unfavorable currency translation rate changes decreased net sales by 8.9% in the quarter and decreased net sales by 6.2% in nine months. Stated in U.S. dollars, segment profit decreased to a loss of $1.0 million in the quarter from income of $21.9 million last year due primarily to charges relating to a Brazil import duty tax assessment partially offset by selling price increases and higher paint sales volume. Stated in U.S. dollars, segment profit in nine months decreased to $20.7 million from $51.1 million last year due primarily to the Brazil tax assessments and unfavorable currency translation rate changes partially offset by selling price increases. Charges of $19.8 million and $31.6 million were recorded in the quarter and nine months, respectively. These charges were primarily related to import duty taxes paid to the Brazilian government related to the handling of import duties on products brought into the country for the years 2006 through 2012. The Company elected to pay the taxes through an existing voluntary amnesty program offered by the government to resolve these issues rather than contest them in court. Foreign currency translation rate changes had no significant impact on segment profit in the quarter and reduced segment profit $1.9 million in nine months. As a percent to net external sales, segment profit decreased in the quarter to negative 0.5% from 10.5% last year and decreased in nine months to 3.4% from 8.5% in 2012.

The Company acquired 1.5 million shares of its common stock through open market purchases in the quarter and 2.8 million shares in nine months. The Company had remaining authorization at September 30, 2013 to purchase 13.65 million shares.

Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased to report record sales and earnings per share in the third quarter and first nine months of 2013 on the continued positive sales volume and strong operating results of our Paint Stores Group. The Paint Stores Group architectural volume growth was strong across all end market segments. Our Consumer Group improved their operating margins through better than expected sales and improved operating efficiencies. Our Global Finishes Group continues to improve its operating margins through improved operating efficiencies and good cost control. The Latin America Coatings Group is minimizing the impact on its core operating margins through selling price increases and good cost control despite the difficult environment in which they are operating.

“We are continuing to invest in our business. In the first nine months, Paint Stores Group opened 42 net new stores. In September, we completed the acquisition of the Comex U.S. and Canada businesses which added an additional 306 stores. Our working capital ratio (accounts receivable plus inventories less accounts payable to sales) at September 30, 2013 was 12.5% compared to 12.7% last year. During the quarter, we continued to buy shares of our stock and we increased the dividend rate to $.50 from $.39 last year. Our balance sheet is positioned well for the anticipated closing of the Comex Mexico acquisition and other investments in our business.

“For the fourth quarter, we anticipate our core consolidated net sales will increase five to seven percent compared to last year’s fourth quarter. At that anticipated sales level, we estimate core diluted net income per common share in the fourth quarter to be in the range of $1.29 to $1.39 per share compared to $.65 per share earned in the fourth quarter of 2012. We anticipate our Comex acquisition will increase net sales $95 million to $105 million and negatively impact diluted net income per common share $.20 to $.40 per share in the fourth quarter. For the full year 2013, we expect consolidated net sales to increase above 2012 levels by a mid single digit percentage. With annual sales at that level, we are updating our guidance for diluted net income per common share for 2013 to an expected range of $7.00 to $7.30 per share compared to $6.02 per share earned in 2012.”

The Company will conduct a conference call to discuss its financial results for the third quarter and first nine months, and its outlook for the fourth quarter and full year 2013, at 11:00 a.m. ET on Friday, October 25, 2013. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the October 25th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until November 14, 2013 at 5:00 p.m. ET.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

Regulation G Reconciliation

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per common share excluding the Comex acquisition. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following table reconciles the anticipated diluted net income per common share computed in accordance with U.S. GAAP to the anticipated diluted net income per common share excluding the Comex acquisition for the quarter and year ended December 31, 2013:

	Three Months Ended December 31, 2013 (guidance)		Year Ended December 31, 2013 (guidance)
	Low	High	Low	High
Consolidated diluted net income per common share	$.89	$1.19	$7.00	$7.30
Comex acquisition diluted net loss per common share	$.40	$.20	$.40	$.20
Diluted net income per common share excluding Comex acquisition	$1.29	$1.39	$7.40	$7.50

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Thousands of dollars, except per share data	2013	2012	2013	2012
Net sales	$2,847,417	$2,603,226	$7,728,474	$7,312,592
Cost of goods sold	1,551,459	1,452,944	4,236,086	4,101,874
Gross profit	1,295,958	1,150,282	3,492,388	3,210,718
Percent to net sales	45.5%	44.2%	45.2%	43.9%
Selling, general and administrative expenses	889,690	799,786	2,505,493	2,367,672
Percent to net sales	31.2%	30.7%	32.4%	32.4%
Other general expense - net	834	1,123	5,266	9,246
Interest expense	15,394	10,358	45,774	30,925
Interest and net investment income	(916)	(793)	(2,363)	(1,960)
Other expense (income) - net	3,494	(3,190)	1,488	(8,281)

Income before income taxes	387,462	342,998	936,730	813,116
Income taxes	124,496	108,045	300,292	250,134

Net income	$262,966	$234,953	$636,438	$562,982

Net income per common share:
Basic	$2.60	$2.29	$6.24	$5.49
Diluted	$2.55	$2.24	$6.11	$5.37

Average shares outstanding - basic	100,460,185	101,525,658	101,362,328	101,680,883

Average shares and equivalents outstanding - diluted	102,622,514	104,019,320	103,551,542	103,968,124

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the October 25th release.

5